Exhibit 2.2

27 May 2005

Certain Shareholders of SWT,

Captiva Software Corporation

And

Captiva Software France EURL

AMENDMENT N°1 to the

AGREEMENT

for the sale, purchase and exchange of shares in

SWT SA

HERBERT SMITH LLP

BY AND BETWEEN:

(1)	Mr. Hervé Debbah born on 27 July 1961 at Tunis (Tunisia), of French nationality, residing at 50 avenue Gabriel Péri, 92160, Antony, hereby present;

(2)	Mr. Daniel Vaniche born on 5 June 1970 at Fez (Morocco), of French nationality, residing at 4 rue de la Collégiale, 75005, Paris, hereby present;

(3)	Mr. François Courjaret, born on 31 July 1960 at Angers, of French nationality, residing at 18 avenue Rauski, 64110, Jurançon, hereby present;

(4)	Mr. Franck Signorile, born on 15 October 1971 at Suresnes (92), of French nationality, residing at 6 rue de la gare, 91400, Athis-Mons, hereby present;

(5)	Mrs. Muriel Debbah, born on 5 January 1966 at Paris 14th, of French nationality, residing at 50 avenue Gabriel Péri, 92160, Antony, duly represented by Hervé Debbah according to a power of attorney;

(6)	Mr. Victor Lisbona, born on 12 July 1938 at Cairo (Egypt), of French nationality, residing at residing at 89 rue Houdan, 92330 Sceaux, duly represented by Hervé Debbah according to a power of attorney;

(7)	Mrs. Sonia Lisbona, born on 11 May 1947 at Cairo (Egypt), of French nationality, residing at 95 rue Victor Hugo, 92700 Colombes, duly represented by Hervé Debbah according to a power of attorney;

(Hereinafter collectively referred to as the “Sellers” and individually as a “Seller”, and which are not acting jointly but only severally (sans solidarité) for the purpose of this Agreement)

AND

(8)	Captiva Software Corporation, a Delaware corporation whose offices are at 10415 Pacific Heights Boulevard, San Diego, CA 92121, represented by Mr. Reynolds C. Bish, CEO, duly authorised for the purpose hereof, and

(9)	Captiva Software France EURL, a Société à Responsabilité Limitée, a company with an issued and paid-up share capital of 1 Euro and whose registered office are at 37, rue des Mathurins, 75008 Paris, registered at the French Companies Registry of Paris under number 482 377 975, represented by Mr. Reynolds C. Bish, duly authorised for the purpose hereof,

(Hereinafter collectively referred to as the “Purchaser” and acting jointly (solidairement) for the purpose of this Agreement.)

Hereinafter collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS:

(A	)	On 10 May 2005, certain shareholders of the company SWT have entered into an Agreement for the sale, purchase and exchange of shares in SWT (the “Agreement”), pursuant to which Purchaser will acquire all of the outstanding shares of SWT (the “Company”).

(B	)	The Parties now wish to amend certain provisions of the Agreement, in particular to amend the Purchase Price and acknowledge that they have reached an agreement on the Net Cash Position.

(C	)	Capitalised terms used but not otherwise defined in this agreement shall have the meaning assigned to them in the Agreement.

NOW, THEREFORE THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS

The definitions of “Exchange Shares”, “Founders Price”, “Founders Shares” and “Options Shares Price” shall be deleted and replaced by the following definitions:

“Exchange Shares” means 5,679 shares in the Company held by Mr. Hervé Debbah and available to be exchanged at Completion.

“Founders Price” That part of the Purchase Price to be paid to Founders in consideration for the sale of the Founders Shares (EUR 6,609,975.33).

“Founders Shares” The aggregate number of Shares, excluding the Exchange Shares, held by the Founders, i.e., 24,317 Shares.

“Option Shares Price” The consideration for the sale of the entirety of the Option Shares equal to EUR 259,454.50, i.e, EUR 273.11 per Option Share.

2.	SALE AND PURCHASE – EXCHANGE

2.1	The Parties hereby agree to amend the consideration for the sale of the entirety of the Private Equity Investors Shares and the Founders Shares, specified in Clause 3.1.1, which shall be equal to EUR 13,969,429.83 (i.e. the aggregate of the Private Equity Price, the Founders Price and the Option Shares Price).

2.2	The Parties hereby agree to delete Clauses 3.1.2 (B) and (C) of the Agreement and replace such Clauses by the following:

(B)	Founders Price

	(6)	Hervé Debbah	EUR	5,253,942.06
	(7)	Daniel Vaniche	EUR	672,491.83
	(8)	Franck Signorile	EUR	162,747.96
	(9)	François Courjaret	EUR	244,121.94
	(10)	Muriel Debbah	EUR	244,121.94
	(11)	Victor Lisbona	EUR	16,274.80
	(12)	Sonia Lisbona	EUR	16,274.80

(C)	Option Shares Price

	(13)		EUR	259,454.50

2.3	Founders Price Adjustment

The Parties acknowledge that they have jointly determined, in accordance with Clause 3.3.1 of the Agreement, the Net Cash Position which amounts to EUR 2,026,332.88.

Such amount has been taken into account in order to compute the Founders Price. As a result, the Parties acknowledge that the determination of the Net Cash Position is final and binding upon each of the Founders and the Purchaser, and each Party irrevocably and unconditionally waives any rights it may have pursuant to Clause 3.3 of the Agreement.

3.	CONDITIONS PRECEDENT

The Parties acknowledges that all the conditions precedent set out in the Agreement have been duly fulfilled.

4.	PAYMENT OF PURCHASE PRICE

4.1	Clause 6.3.2 of the Agreement shall be deleted and replaced by the following clause:

EUR 5,109,975.33 shall be paid to the order of the Founders by wire transfer as follows:

(1)	Hervé Debbah	EUR	3,753,942.06
(2)	Daniel Vaniche	EUR	672,491.83
(3)	Franck Signorile	EUR	162,747.96
(4)	François Courjaret	EUR	244,121.94
(5)	Muriel Debbah	EUR	244,121.94
(6)	Victor Lisbona	EUR	16,274.80
(7)	Sonia Lisbona	EUR	16,274.80

The details of each bank account are attached hereto as Schedule 4.1

5.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by, and construed in accordance with French law.

The Parties irrevocably agree that the Commercial Court of Paris (France) shall have exclusive jurisdiction in relation to any claim, dispute or difference concerning this Agreement and any matter arising therefrom.

Unless expressly amended by the terms hereof, all other terms of the Agreement remain in full force and effect.

IN WITNESS of which the parties have executed this Agreement in Paris, on 27th May 2005 in 9 original copies.

The Sellers

Hervé Debbah	Daniel Vaniche

François Courjaret	Franck Signorile

Muriel Debbah represented by Hervé Debbah pursuant to a power of attorney	Victor Lisbona represented by Hervé Debbah pursuant to a power of attorney

Sonia Lisbona represented by Hervé Debbah pursuant to a power of attorney

The Purchaser

Captiva Software Corporation represented by Mr. Reynolds C. Bish	Captiva Software France EURL represented by Mr. Reynolds C. Bish

SCHEDULE 4.1

FOUNDERS BANK ACCOUNT DETAILS